Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the TradeStation Group, Inc. Amended and Restated Incentive Stock Plan and the TradeStation Group, Inc. Amended and Restated Nonemployee Director Stock Option Plan of our reports dated March 9, 2009, with respect to the consolidated financial statements of TradeStation Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of TradeStation Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

West Palm Beach, Florida

October 29, 2009